Exhibit 10.5


                                 August 20, 2004

Board of Directors of
China Cable and Communication, Inc.
No. 22 Bei Xin Cun Hou Street, Xiang Shan
Haidian District
Beijing 100093
The People's Republic of China

         Re:      Agreement regarding Gryphon litigation

Dear Sirs:

     This letter agreement will confirm our understanding regarding China Cable and Communication, Inc.'s (the "Company's) litigation with Gryphon Master Fund, L.P. ("Gryphon"). Gryphon has initiated a lawsuit against the Company in connection with Gryphon's investment in the Company's 8% Redeemable Convertible Preferred Stock (the "Preferred Stock"), alleging that the Company's mandatory redemption obligation has been triggered and that the Company has breached its contract with Gryphon by failing to redeem the Preferred Stock.

     Given the Company's relatively limited liquid resources, and given that I have an interest in protecting the Company's ability to conduct its business by virtue of my position as a director, officer, and largest beneficial owner of the Company's capital stock, I, in my individual capacity, agree to pay for and guarantee any obligation of the Company that may result from its litigation with Gryphon, including but not limited to, obligations arising out of a settlement or a judgment.

     Should I be obligated to make any payments to Gryphon or others pursuant to this letter agreement, I will receive shares of the Company's common stock, at a price per share that is reasonable and mutually acceptable to the parties.

     Please sign the letter below where indicated and return to me to evidence your acceptance of the terms of this letter agreement.


                                            Very Truly Yours,


                                            /s/ Hong-Tao Li
                                            -----------------------------------
                                                Hong-Tao Li

     Agreed and accepted on the 20th day of August, 2004.

                                            CHINA CABLE AND COMMUNICATION, INC.


                                            By: /s/ Yau-Sing Tang
                                            Name:   Yau-Sing Tang
                                            Title:  President and CFO